UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 13, 2012

OHIO LEGACY CORP

(Exact name of registrant as specified in its charter)

Ohio	000-31673	34-1903890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 South Main Street, North Canton, Ohio	44720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (330) 499-1900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 13, 2012, Ohio Legacy Corp (the “Company”) received a notification letter from the NASDAQ Stock Market (“NASDAQ”) indicating that effective September 12, 2012, the Company no longer met NASDAQ’s continued listing requirement under Rule 5550(a)(2) that its securities maintain a minimum bid price of $1.00 per share. The Company was provided a period of 180 calendar days, or until March 12, 2013, to regain compliance.

Following the amendment to the Company’s Articles of Incorporation to effect a 1-for-10 reverse stock split discussed under Item 5.03 below, the Company will have approximately 471,456 “publicly-held” shares outstanding, and will no longer satisfy NASDAQ’s continued listing standards which require a minimum of 500,000 publicly held shares. With approximately 471,456 in publicly-held shares outstanding, the Company would not meet the continued listing standards for the NASDAQ Capital Market

In light of these developments, and as discussed in the press release attached hereto as Exhibit 99.1, on September 14, 2012, the Company’s Board of Directors decided that the Company will voluntarily delist its shares from NASDAQ. The decision to voluntarily delist from NASDAQ was taken following the Board of Director’s determination that the Company would benefit from cost savings realized by eliminating the ongoing expense of a national exchange listing when a comparable trading volume in the Company’s shares may be realized in the over the counter markets.

The Company intends to provide required notice to NASDAQ of its intent to delist and expects that its common stock will commence trading on the OTC Bulletin Board and in other over the counter markets promptly following the delisting. Following the notice of its intent to delist from NASDAQ, the Company will file a Form 25 with the Securities and Exchange Commission. The transition to the over the counter markets does not change the Company’s obligation to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws.

Item 5.03 Amendments to Articles of Incorporation

On September 17, 2012, Ohio Legacy Corp (the “Company”) filed an amendment to its Second Amended and Restated Articles of Incorporation, as amended, to effect a 1-for-10 Reverse Stock Split. This amendment was previously approved by shareholders at the Company’s annual meeting in May 2012. The amendment was effective upon acceptance by the Ohio Secretary of State. The full text of the amendment was attached as Annex A to the Company’s definitive proxy statement for its 2012 Annual Meeting, which was filed on April 18, 2012.

As a result of the Reverse Stock Split, every ten (10) shares of the Company’s common stock will be combined into one (1) share of common stock. The Reverse Stock Split affects all of common stock outstanding immediately prior to the effective time of the Reverse Stock Split, as well as the number of shares of common stock available for issuance under the Company’s 2010 Equity and Cash Incentive Plan. In addition, the Reverse Stock Split will effect a 1-for-10 reduction in the number of shares of common stock issuable upon the exercise of outstanding stock options and a corresponding increase to the related exercise price.

In lieu of fractional shares to which a holder of common stock would otherwise be entitled as a result of the Reverse Split, the Company will pay cash based on the closing sales price of the common stock on the NASDAQ on September 14, 2012.

Item 8.01 Other Events

The Company issued a press release announcing its 1-for-10 reverse stock split, the failure to maintain continued listed standards as disclosed under Item 3.01, and its intention to voluntarily delist from the NASDAQ Capital Market and commence trading on the Over the Counter Bulletin Board. The NASDAQ Capital Market will reflect the effect of the reverse stock split with the opening of business on September 18, 2012. A copy of the press release is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(a) – (c). Not applicable.

(d). Exhibits.

Exhibit Number	Description

99	Press Release of Ohio Legacy Corp dated September 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2012

Ohio Legacy Corp

/s/ Rick L. Hull

Rick L. Hull

President & CEO